Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Alpha Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or carry forward rule Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share (1)(2)(3)	Rule 457(o)			$28,750,000	0.0001102	$3,168.25
Fees to be Paid	Equity	Common stock, par value $0.001 per share (4)	Ruler 457(o)			$1,437,500	0.0001102	$158.41
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—				—	—	—	—
	Total Offering Amount					$30,187,500		$3,326.251
	Total Fees Previously Paid							$0
	Total Fee Offsets							$0
	Net Fee Due							$3,326.25

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock dividends, stock splits, recapitalizations, or other similar transactions effected that results in an increase to the number of outstanding shares of the common stock, as applicable.

(2)	Calculated pursuant to Rule 457(o) on the basis of the maximum aggregate offering price of all the securities to be registered.
(3)	Includes shares of common stock representing 15% of the number of shares of common stock offered to the public that the underwriters have the option to purchase to cover over-allotments, if any.
(4)	Represents up to 5% of the value of the Maximum Aggregate Offering Price solely to cover representative warrants.